EXHIBIT 99.1

Investor Relations Contact:

Craig G. Manson

Vice President of Investor Relations

952-853-6022

Ceridian Posts Strong Second Quarter 2005 Results

Increases EPS Guidance for Full Year

Second Quarter 2005 Highlights:

•                  Human Resource Solutions posts fourth consecutive quarter of double digit top-line growth, with revenue of $255.5 million, up 12 percent over prior year.

•                  Comdata revenue of $102.5 million again exceeds expectations, up 15 percent over prior year.

•                  Diluted EPS of $.22 per diluted share exceeds guidance of $.14 - $.15.  Diluted EPS excluding favorable income tax settlements and a benefit relating to the timing of the financial impact of fuel price derivatives was $.18.

•                  Cash flow from operations was again strong at $73.6 million.  Capital expenditures were $18.8 million.

•                  Stock repurchased during the quarter was 4.7 million shares for $90.8 million.

•                  Cash balance at June 30, 2005 was $237.0 million.  Debt balance reduced to $75.7 million.

•                  Board of Directors approves repurchase of up to 20 million additional common shares.

MINNEAPOLIS, July 28, 2005 — Ceridian Corporation (NYSE: CEN) today reported second quarter 2005 net earnings of $33.5 million, or $.22 per diluted share, on revenue of $358.0 million.  For the second quarter of 2004, the net loss was $2.3 million, or $.02 per diluted share, on revenue of $316.5 million.  For the six months ended June 30, 2005, net earnings were $55.5 million, or $.37 per diluted share, on revenue of $715.4 million.  For the six months ended June 30, 2004, net earnings were $15.0 million, or $.10 per diluted share, on revenue of $630.4 million.

“The second quarter performance in both business units was strong in almost every respect.  Revenue, earnings, cash flow, and order volumes all met or exceeded our expectations for the quarter,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian.  “Earnings per diluted share were solidly above our guided range due to the strong overall performance in our Comdata operation, and solid progress on our margin initiatives in the Human Resources business. Earnings per share for the quarter also included an after tax benefit of $.04 per diluted share from the combination of favorable income tax settlements of $5.8 million and an after tax benefit of $.8 million related to the timing of the financial impact of fuel price derivatives.

“Revenue for the quarter in Human Resource Solutions (HRS) was on plan, up 12 percent over last year,” Turner continued.  “HRS segment earnings as a percentage of revenue were better than plan at 3.5 percent, and were dramatically improved compared to the loss posted in the second quarter of 2004.  The major factors driving the year over year operational improvement in HRS were tighter cost controls, revenue growth, and higher interest income on float balances.

“The primary operational indicators in the HRS business were positive,” Turner said.  “Order levels were up double digits in percentage terms over last year, with strength in the U.S. offsetting international orders that were somewhat weak compared to record levels achieved in the prior year.  Float balances again grew in double digits, averaging $2.9 billion for the quarter.  Customer retention was on plan, and customer employment levels were up modestly and in line with our plan for the quarter.

“Comdata’s performance was again better than plan,” said Turner.  “Revenue growth accelerated in the quarter and was up 15 percent over last year.  Higher fuel prices accounted for about 2 points of the year over year growth.  Results were strong in both the retail and transportation markets.  Demand for gift cards remains strong, and the BusinessLink product continues to gain traction. Comdata’s segment earnings as a percentage of revenue were 33.1 percent in the quarter.  Adjusting for the timing related financial impact of fuel price derivatives in the quarter, Comdata’s segment earnings as a percentage of revenue were 31.8 percent.

 “The better than expected earnings resulted in better than expected cash flow in the quarter,” Turner concluded.  “Cash flow from operations was $73.6 million, capital expenditures were $18.8 million, and depreciation and amortization expense was $21.4 million.  As previously indicated, we resumed our stock repurchase program following the release of our first quarter earnings report in May 2005.  Despite the repurchase of 4.7 million shares for $90.8 million during the quarter, our cash balance remained strong at $237.0 million at June 30, 2005, and our total debt was reduced to $75.7 million.”

Additional Share Repurchase Authorization

The Company also announced that yesterday its Board of Directors authorized the repurchase of up to 20 million additional shares of its common stock in the open market or in privately negotiated transactions.  This new authorization is in addition to approximately 1.6 million remaining shares available for repurchases under a previous authorization.

Guidance for 2005

“The strong first half performance gives us confidence that our earnings for the year will now fall into a higher range than previously communicated on May 11, 2005,” said Douglas C. Neve, executive vice president and chief financial officer.

Earnings per diluted share for the full year 2005 are now expected to be between $.76 and $.81, which includes the one-time, $.04 tax benefit booked in the second quarter.

Total 2005 revenue is now expected to be between $1,450 million and $1,470 million.  HRS revenue for the year is expected to be between $1,060 million and $1,070 million, up approximately 10 percent over 2004.  HRS segment earnings as a percentage of revenue are expected to improve to between 5 percent and 6 percent.  New order growth for the year is expected to be in double digits on a percentage basis.  Comdata revenue for 2005 is expected to be between $390 million and $400 million, up 11 percent to 12 percent over 2004, with segment earnings as a percentage of revenue in the range of 30 percent to 32 percent.  Comdata’s revenue for the year will likely be at the higher end of the guided range if fuel prices remain at current levels.  Conversely, Comdata’s segment earnings as a percentage of revenue will likely be at the lower end of the guided range for the year if fuel prices remain at current levels, due to the impact of the fuel price derivatives that remain in effect until year end.

Cash flow from operations for the year is expected to be approximately $200 million, assuming that the impact of timing and cut-offs on working capital for the year is neutral.  Capital expenditures and depreciation and amortization are expected to be approximately $70 million and $85 million, respectively.  Cash received in February 2005 from the sale of interest rate derivatives of $21 million was recorded as cash flow from investing activities, and therefore is not included in the projected cash flow from operations.

The Company continues to hold derivative instruments tied to fuel prices.  These derivative instruments expire at the end of the year.  Therefore, quarterly results for Comdata and Ceridian as a whole could be volatile as these contracts are “marked to market” at the end of each quarter.  For the full year, however, the gain or loss on fuel price derivatives included in Comdata’s results will be approximately equal to the cash flows related to these instruments.  The guidance for the third and fourth quarter that follows does not attempt to predict, and does not include, any gain or loss related to the “mark to market” of Comdata’s fuel price derivative instruments.

Third quarter EPS is expected to be between $.15 and $.17 per diluted share.  HRS revenue is expected to be between $255 million and $260 million, with seasonally lower segment earnings as a percentage of revenue between 2 percent and 3 percent. Comdata revenue is expected to be between $100 million and $105 million, with segment earnings as a percentage of revenue of approximately 31 percent.

Fourth quarter EPS is expected to be between $.23 and $.26 per diluted share.  HRS revenue is expected to be between $285 million and $290 million, with seasonally higher segment earnings as a percentage of revenue of 10 percent to 11 percent. Comdata revenue is expected to be between $95 million and $100 million, with segment earnings as a percentage of revenue of 31 percent to 32 percent.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Thursday, July 28, 2005.  The webcast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com.  A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on July 28, 2005.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe.  Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs.  Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and  those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2004, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended June 30,
	Current Quarter		Year to Date
	2005	2004	2005	2004

Revenue	$358.0	$316.5	$715.4	$630.4
Costs and Expenses
Cost of revenue	199.0	178.0	391.9	355.2
Selling, general and administrative	109.8	117.1	223.9	234.3
Research and development	7.2	8.3	13.7	12.9
(Gain) loss on derivative instruments	(0.1)	19.0	9.4	5.3
Other expense (income)	(0.7)	(2.9)	(1.7)	(1.7)
Interest income	(2.0)	(0.5)	(3.4)	(1.0)
Interest expense	1.3	0.9	2.9	2.0
Total costs and expenses	314.5	319.9	636.7	607.0

Earnings (loss) before income taxes	43.5	(3.4)	78.7	23.4

Income tax provision (benefit)	10.0	(1.1)	23.2	8.4

Net earnings (loss)	$33.5	$(2.3)	$55.5	$15.0

Earnings (loss) per share
Basic	$0.23	$(0.02)	$0.37	$0.10
Diluted	$0.22	$(0.02)	$0.37	$0.10

Shares used in calculations (in thousands)
Weighted average shares (basic)	147,826	148,607	148,969	148,928
Dilutive securities	1,182	—	1,090	2,737
Weighted average shares (diluted)	149,008	148,607	150,059	151,665

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	June 30,	December 31,
	2005	2004

Cash and equivalents	$237.0	$220.7
Trade and other receivables, net	560.5	505.7
Other assets	1,345.0	1,384.5
Total assets before customer funds	2,142.5	2,110.9
Customer funds	3,982.5	4,096.0
Total assets	$6,125.0	$6,206.9

Debt	$75.7	$100.7
Drafts and settlements payable	215.1	153.4
Other liabilities	608.5	589.9
Total liabilities before customer funds obligations	899.3	844.0
Customer funds obligations	3,947.7	4,067.2
Total liabilities	4,847.0	4,911.2
Stockholders’ equity	1,278.0	1,295.7
Total liabilities and stockholders’ equity	$6,125.0	$6,206.9

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

	Second Quarter		Six Months YTD
	2005	2004	2005	2004

HRS	$255.5	$227.6	$520.7	$460.0
Comdata	102.5	88.9	194.7	170.4

Total revenue	$358.0	$316.5	$715.4	$630.4

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

	Second Quarter
	2005		2004
		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$8.9	3.5%	$(30.7)	(13.5)%
Comdata	33.9	33.1%	27.7	31.2%

Earnings (loss) before interest and taxes	42.8		(3.0)

Interest, net (not allocated to business units)	0.7		(0.4)

Earnings (loss) before income taxes	$43.5		$(3.4)

	Six Months YTD
	2005		2004
		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$21.2	4.1%	$(30.2)	(6.6)%
Comdata	57.0	29.3%	54.6	32.0%

Earnings before interest and taxes	78.2		24.4

Interest, net (not allocated to business units)	0.5		(1.0)

Earnings before income taxes	$78.7		$23.4